UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 28, 2006
GNC CORPORATION
GENERAL NUTRITION CENTERS, INC.
(Exact name of registrants as specified in their charters)

Delaware	333-116040	72-1575170
Delaware	333-114502	72-1575168
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrants’ telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
     Effective as of April 28, 2006, Alan Schlesinger (“Schlesinger”) resigned as Executive Vice President and Chief Merchandising Officer of GNC Corporation (“GNC”) and its wholly owned subsidiary General Nutrition Centers, Inc. (“Centers”). As a result, the Employment Agreement by and between Centers and Schlesinger dated April 11, 2006 and effective April 17, 2006 (the “Employment Agreement”) was terminated effective as of the same date.
     Centers and Schlesinger have agreed in principle to the terms of his departure, which include a lump-sum cash severance payment to Schlesinger of $175,000 and the continuation of Schlesinger’s post-employment obligations to Centers with respect to confidentiality, work product, non-competition, non-solicitation, no statements or disclosure to the Media (as defined in the Employment Agreement), and non-disparagement. Centers and Schlesinger are in the process of negotiating a formal settlement agreement to memorialize the agreed terms. Upon execution of a formal settlement agreement, GNC and Centers will file an amendment to this report.
     Schlesinger is also entitled to receive all amounts of his earned but unpaid base salary and benefits through the date of his resignation. At the time of Schlesinger’s resignation, none of his previously granted stock options had vested and they immediately expired upon his resignation.
     The principal terms of the Employment Agreement have previously been described in the Current Report on Form 8-K of GNC filed with the SEC on April 17, 2006 (the “April 17 Form 8-K”). The description of the Employment Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which was filed with the SEC as Exhibit 10.1 to the April 17 Form 8-K and is incorporated into this report by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)	See the disclosure under Item 1.02 of this report, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated: May 3, 2006

GNC CORPORATION GENERAL NUTRITION CENTERS, INC. (Registrants)
By:	/s/ Mark L. Weintrub
Mark L. Weintrub
Senior Vice President and Chief Legal Officer